Exhibit 99.1

Cue Health Announces Strategic Actions to Position Company for Next Stage

Clint Sever Appointed CEO

Board Appoints Two Strategic Advisors Who Bring Significant Industry Expertise

SAN DIEGO, CA, March 20, 2024 – Cue Health Inc. (“Cue” or the “Company”) (Nasdaq: HLTH), a healthcare technology company, today announced strategic actions implemented by its Board of Directors (the “Board”) to best position the Company for its next stage:

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Clint Sever, co-founder and current Chief Product Officer, has been appointed CEO, effective immediately. Sever succeeds Ayub Khattak, who is stepping down as Chief Executive Officer, President, and Chairman. Khattak will remain a member of the Board of Directors.

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The Board has appointed two strategic advisors, who have specific subject matter expertise in important areas related to Cue’s business and industry, including in the commercialization of diagnostics, healthcare regulations and R&D: Dr. Paul Brown, former President and CEO of Roche Molecular Diagnostics, and Dr. Lisa Danzig, former Global Head of Medical & Scientific Affairs at Grifols (formerly Novartis Diagnostics). Brown brings extensive expertise in molecular diagnostics and experience with regulatory matters and successfully evaluating and commercializing leading genomics offerings. Danzig is an expert in vaccines and has almost two decades of experience in vaccine and diagnostics development. Both Brown and Danzig will provide their expertise and independent perspectives to the Board.

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Cue will initiate a comprehensive review of the Company’s business and operations, with a focus on assessing opportunities to refine and strengthen Cue’s overarching strategy and cost structure. This review is intended to strengthen Cue’s position for the future.

“The Board appreciates Ayub’s leadership and dedication throughout his tenure as CEO. Ayub, together with Clint, built an inspiring healthcare technology platform driven by a clear purpose to deliver best-in-class diagnostics testing and lead the forefront of innovation,” said the Cue Board of Directors. “Cue has an outstanding executive team and we are confident that Clint can seamlessly assume the CEO role, given his deep experience, expertise and familiarity with Cue. We are also pleased to have Paul and Lisa join Cue as strategic advisors, whose experience and insights will be critical to Cue’s next phase. As we look ahead, we believe it is important to implement these various actions while also reviewing our business with a focus on assessing opportunities to sharpen our strategy and reduce execution costs. The Board and leadership team will advance these efforts in order to best position Cue to enter its next stage, while creating value for shareholders.”

“Cue was founded on the vision of diagnostic-enabled healthcare for everyone, where fast, accurate, and easy-to-use testing is connected seamlessly to care and treatment, empowering people to live their healthiest lives. This vision continues to inspire and drive the important work we do every day,” said Clint Sever, CEO of Cue.

“It has been a privilege to lead the Cue team for the past 14 years and I’m proud of the pioneering work we have done to bring lab-quality molecular diagnostics into the home and point of care,” said Ayub Khattak. “Throughout my leadership at Cue, we’ve embraced the challenge of enhancing healthcare through technology and our commitment has always been to deliver diagnostic solutions that empower individuals and support healthcare providers. I remain excited about the future vision of Cue’s molecular testing products and look forward to the Company’s continued progress under Clint’s leadership.”

About Clint Sever

Clint Sever is co-founder of Cue Health and has served as Chief Product Officer since its inception. Sever has been responsible for product development, product design, and hardware engineering at Cue, including the look and feel of Cue products, user interface, and packaging. Additionally, Sever has overseen operations and supply chain development, and scaled manufacturing of Cue consumable cartridges, cartridge readers, and accessories. He is also responsible for the design and engineering of the facilities in which Cue products are made. Sever received a Bachelor of Science degree in retail and consumer science from the University of Arizona, as well as minors in marketing and business. Sever holds over 60 patents.

About Dr. Paul Brown

Dr. Paul Brown is the former Global Head of Roche Molecular Solutions. He was responsible for overseeing the Company’s Molecular Diagnostics, Tissue Diagnostics and Sequencing Solutions Business Units globally. Prior to this position, Brown was President and Chief Executive Officer of Roche Molecular Diagnostics where he substantially grew its core businesses of virology, blood screening and infectious diseases, while improving the medical value and increasing the testing efficiency of products in development in the diagnostic areas of microbiology, oncology and genomics. Starting his career at Roche in 1986, Brown also held several leadership roles within the pharmaceutical division, including General Manager of Sweden, Vice President of Sales and Marketing in Canada, and Lifecycle Leader for Tamiflu® and Xenical®.

About Dr. Lisa Danzig

Dr. Lisa Danzig is Vice President, Development and Medical Affairs at PaxVax, a specialty vaccine company in Redwood City, California. She joined PaxVax in early 2015 as a Special Advisor for Clinical and Medical Affairs, following an 18-year-tenure in Vaccine and Diagnostics Development roles, most recently as Global Head of Medical & Scientific Affairs at Grifols (formerly Novartis Diagnostics).

Danzig is an expert in vaccines. She has contributed to the development of meningococcal vaccines (Menjugate®, Menveo® and Bexsero®) and has worked in Siena, Italy, Cambridge, MA, and Hangzhou, China. During her two years as an EIS officer with the U.S. CDC, she investigated outbreaks of healthcare associated infections and taught epidemiology in Côte d’Ivoire to district health officers in West Africa.

Danzig received her medical degree from Oregon Health Sciences University and completed residency and fellowship training in Internal Medicine and Infectious Diseases in San Francisco. She is an independent director at OrSense, and serves on the boards of the Merola Opera Program and the Karuna Foundation and is an advisor to Kernel and The Batchery.

About Cue

Cue Health Inc. (Nasdaq: HLTH) is a healthcare technology company that uses diagnostic-enabled care to empower people to live their healthiest lives. Cue’s platform offers individuals and healthcare providers convenient and personalized access to lab-quality diagnostic tests at home and at the point-of-care, as well as on-demand telehealth consultations and treatment options for a wide range of health and wellness needs. Cue’s customers include federal and state public sector agencies and the private sector, which includes healthcare providers, enterprises, and individual consumers. Cue received De Novo authorization from the U.S. Food and Drug Administration (FDA) for its COVID-19 test, which became the first home use respiratory test to receive this FDA approval. Cue also received Emergency Use Authorization from the FDA for its molecular Mpox test at the point-of-care and, to expand its test menu, Cue has a number of other submissions under review by the FDA. Cue, founded in 2010, owns over 100 patents and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

CONTACTS

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